Exhibit 10.01

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 19, 2005 by and among Ultra Clean Holdings, Inc., a Delaware corporation (“Parent”), Ultra Clean Technology Systems and Service, Inc. (together with Parent, the “Company”), and Kevin L. Griffin (“Employee”).

WHEREAS, Employee is currently employed by the Company;

WHEREAS, the Company and Employee entered into the Employment Agreement dated as of November 15, 2002, as amended March 2, 2004 (as amended, the “Former Employment Agreement”), the Confidentiality and Non-Disclosure Agreement dated November 15, 2002 (the “Confidentiality Agreement”) and the Indemnification Agreement dated March 1, 2004 (the “Indemnification Agreement”);

WHEREAS, the term of the Former Employment Agreement expired as of November 15, 2004;

WHEREAS, the Company has granted Employee options to purchase common stock of the Company listed on Exhibit A hereto (the “Options”), pursuant to the Company’s 2003 Stock Incentive Plan;

WHEREAS, the Company and Employee entered into a Restricted Securities Purchase Agreement dated November 26, 2002, pursuant to which the Company granted to Employee shares of common stock of the Company subject to certain vesting requirements (the “Bonus Shares”) listed on Exhibit B hereto; and

WHEREAS, Employee and the Company desire to continue Employee’s employment with the Company on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
POSITION; TERM OF AGREEMENT

Section 1.01. Position. (a) Employee shall initially serve as Vice President, Chief Administrative Officer and Acting Chief Financial Officer of the Company and report to the Chief Executive Officer. Employee shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company.

(b)  During his employment with the Company, Employee will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Company’s Board of Directors (the “Board”).

Section 1.02. Term. The term of this Agreement (the “Employment Term”) shall commence on the date hereof and end on March 24, 2006, subject to earlier termination if Employee’s employment is terminated by written notice by either party (subject to Section 3.01) or extension of the Employment Term by mutual written agreement of the parties hereto.

ARTICLE 2
COMPENSATION AND BENEFITS

Section 2.01. Base Salary. The Company shall pay Employee an initial base salary (the “Base Salary”) at the annualized rate of $200,000, payable in accordance with the payroll and personnel practices of the Company from time to time. Employee’s compensation package shall be subject to periodic review by the Company.

Section 2.02. Bonus. Employee shall be eligible to participate in an executive bonus plan in accordance with the terms and conditions of such plan as determined by the Board or the Compensation Committee.

Section 2.03. Benefits. (a) During the Employment Term, Employee shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to similarly situated employees of the Company.

ARTICLE 3
TERMINATION OF EMPLOYMENT

Section 3.01. Benefits Upon Involuntary Termination.

(a)    In the event that Employee’s employment is terminated by the Company without Cause (as defined below) during the Employment Term, Employee shall be entitled to the following benefits (the “Severance Benefits”), subject to Employee signing and not revoking a release of claims in a form reasonably acceptable to the Company and Employee’s continued compliance with the covenants set forth in the Confidentiality Agreement:

(i)  The Company shall make a lump sum payment in cash to Employee in an amount equal to $20,000, less applicable tax withholding.

(ii)  Employee and his dependents shall receive continuation of medical and dental benefits substantially similar to, and at the same cost to Employee of, those provided immediately prior to the date of termination (and which may be provided through COBRA) until the earlier to occur of (i) the end of the 12-month period after the date of termination and (ii) such time as Employee is covered by comparable programs of a subsequent employer.

(iii)   The portion of the Options held by Employee which would have become vested and exercisable within the six-month period following the date of termination if Employee had continued employment shall become fully vested and exercisable. Employee will have the period set forth in the applicable option agreement (which is generally three months) following the date of termination to exercise all vested options, after which time all options shall terminate in accordance with their terms.

(iv)   All unvested Bonus Shares shall become fully vested.

(v)   The Company shall pay for outplacement counseling services for Employee for up to six months following the date of termination, but in an amount not to exceed $5,000.

(b)   The foregoing benefits shall be in lieu of any severance benefits under any plans, programs, policies or practices and shall be reduced by any amounts due, or notice period required, under the WARN Act or other applicable law.

(c)   “Cause” means the occurrence of any one or more of the following:

(i)   the failure, refusal or willful neglect of Employee to perform the services required of Employee hereunder;

(ii)   the Company forming a good faith belief that Employee has engaged in fraudulent conduct in connection with the business of the Company or that Employee has committed a felony;

(iii)   Employee’s breach of any of the covenants contained in the Confidentiality Agreement; or

(iv)   the Company forming a good faith belief that Employee has committed an act of misconduct, violated the Company’s anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s reputation or goodwill.

Section 3.02.   At-Will Employment Status. Nothing contained in this Agreement shall interfere with the at-will employment status of Employee or with the Company’s or Employee’s right to terminate Employee’s employment with the Company at any time, with or without Cause, subject to payment of the benefits provided under Section 3.01 if applicable.

ARTICLE 4
COVENANTS AND REPRESENTATIONS

Section 4.01.    Confidentiality and Non-Disclosure Agreement. Employee agrees to comply with the obligations under the Confidentiality Agreement during and after the Employment Term.

Section 4.02.    Material Inducement; Specific Performance. If any provision of this Agreement or the Confidentiality Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein or therein, the Company and Employee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

Section 4.03.   Employee Representation. Employee expressly represents and warrants to the Company that Employee is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Employee’s ability to fully perform Employee’s duties and responsibilities under this Agreement.

ARTICLE 5
SUCCESSORS AND ASSIGNMENTS

Section 5.01.   Assignments. Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Employee. This Agreement shall not be assignable by Employee.

Section 5.02.   Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6
MISCELLANEOUS

Section 6.01.   Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to: Ultra Clean Holdings, Inc. 150 Independence Drive Menlo Park, CA 94025 Fax: (650) 326-0929 Attention: Chief Executive Officer

(ii)	if to Employee, to Employee’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.02.   Dispute Resolution. (a)  Each of Employee and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Employee’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Employee. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b)   Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne by the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Section 6.03.   Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Employee and/or Employee’s beneficiaries, and shall not entitle Employee or such beneficiaries to a preferential claim to any asset of the Company.

Section 6.04.   Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Employee may qualify; provided, however, that the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Employee is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Employee’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

Section 6.05.   Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement between Employee and the Company and its affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters.

Section 6.06.   Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 6.07.   Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.08.   Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.

Section 6.09.   Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 6.10.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 6.11.   Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the day and year first written above.

ULTRA CLEAN TECHNOLOGY
SYSTEMS AND SERVICE, INC.

By: /s/ Clarence Granger
Name: Clarence Granger
Title: Chief Executive Officer

ULTRA CLEAN HOLDINGS, INC.

By: /s/ Clarence Granger
Name: Clarence Granger
Title: Chief Executive Officer

EMPLOYEE:

/s/ Kevin L. Griffin Kevin L. Griffin

     Exhibit A Outstanding Options

Grant Date	Number of Shares	Exercise Price	Original Vesting Schedule
02/20/2003	125,000	$1.00	25% vested 1 year after grant date, 1/48th of
			the shares vest monthly thereafter.

     Exhibit B Bonus Shares

Grant Date	Number of Shares	Original Vesting Schedule
11/26/2002	45,500	25% vests on each anniversary after grant date.